Exhibit 5.1

[Hogan & Hartson L.L.P. Letterhead]

October 5, 2005

Board of Directors

Highland Hospitality Corporation

8405 Greensboro Drive, Suite 500

McLean, VA 22102

Ladies and Gentlemen:

We are acting as counsel to Highland Hospitality Corporation, a Maryland corporation (the “Company”), in connection with the proposed public offering of an additional 200,000 shares of the Company’s 7.875% Series A Cumulative Redeemable Preferred Stock, Liquidation Preference $25.00 per share, all of which shares (the “Shares”) are to be offered by the Company, pursuant to a prospectus supplement dated September 22, 2005 and the accompanying prospectus dated December 30, 2004 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-121341) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Prospectus, as filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5).

3.	The Articles of Amendment and Restatement of the Company, as certified by the Maryland State Department of Assessments and Taxation on September 15, 2005 and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Articles”).

4.	The Articles Supplementary to the Articles of Amendment and Restatement of the Company, as certified by the Maryland State Department of Assessments and Taxation on September 27, 2005 and as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (such Articles Supplementary, collectively with the Articles, the “Charter”).

Board of Directors

October 5, 2005

5.	The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

6.	Executed copy of the Underwriting Agreement, dated September 22, 2005, by and among the Company, Highland Hospitality, L.P., a Delaware limited partnership, and the several Underwriters named therein, for whom Bear, Stearns & Co. Inc. will act as representative (the “Agreement”).

7.	Certain resolutions of each of the Board of Directors (collectively, the “Board”) of the Company and HHC GP Corporation, a Maryland corporation (the “GP”), adopted at a meeting held on August 23, 2005 and by unanimous written consent on September 17, 2005, and certain resolutions of the Pricing Committee of the Board adopted by unanimous written consent on September 22, 2005, in each case, as certified by the Secretary of the Company and the GP on the date hereof as being complete, accurate, and in effect, relating to, among other things, the execution and delivery of the Agreement, the issuance and sale of the Shares and arrangements in connection therewith (such documents, collectively, the “Board Resolutions”).

8.	Memorandum to the file regarding telephonic confirmation from the staff of the Commission of the effectiveness of the Registration Statement as of December 30, 2004.

9.	Notice of exercise of the over-allotment option provided for in the Agreement, dated September 30, 2005.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Charter. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other laws,

Board of Directors

October 5, 2005

statutes, ordinances, rules, or regulations. As used herein, the term “Maryland General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the Agreement and the Board Resolutions, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.